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                                                                    Exhibit 10.1

                               SUBLEASE AGREEMENT

     AGREEMENT made this 29th day of October, 2003, between Comverse, Inc., a Delaware corporation, having a usual place of business at 100 Quannapowitt Parkway, Wakefield, Massachusetts 01880, USA, as agent for Comverse Technology, Inc., (hereinafter called the "Tenant"), and Picis, Inc., a Delaware corporation with a usual place of business at 200 Quannapowitt Parkway, Wakefield, MA 01880 (hereinafter called the "Subtenant").

                                 WITNESSETH THAT

     WHEREAS, by a lease dated June 7, 1996, as amended (hereinafter called the "Main Lease"), SCWakefield100 LLC, as successor in interest to WBAM Limited Partnership (hereinafter called the "Landlord"), currently leases 168,000 rentable square feet of space in the building located at 100 Quannapowitt Parkway, Wakefield, Massachusetts 01880, USA (the "Building") to the Tenant for a term which ends on February 14, 2011; and

     WHEREAS, a true and accurate redacted copy of the Main Lease and all amendments thereto is attached hereto as Exhibit "A" and incorporated herein by reference; and

     WHEREAS, the Tenant has agreed to sublease the areas outlined as Space A on the Plan attached hereto as Exhibit "B", containing approximately 31,355rentable square feet on the fourth floor of the Building and designated as Suite 405 (the "Premises") to the Subtenant on the terms stated herein; and

     WHEREAS, the Tenant has agreed to sublet at a future date the additional area outlined as Space BB on said Plan, containing approximately 1,354 rentable square feet, to the Subtenant on the terms stated herein, subject to substitution as provided below.

     NOW, THEREFORE, it is agreed between the parties hereto as follows:

     1. (a) Tenant hereby leases to the Subtenant, and Subtenant hereby takes and leases from the Tenant, the Premises for a period commencing on February 16, 2004 (the "Commencement Date"), and terminating on February 14, 2009 (the "Term"). Time is of the essence of this Sublease. The Commencement Date shall be extended, if necessary, if the date of Completion (as defined below) of Build-Out (as defined below) of such Spaces is delayed by Tenant to a date later than January 26, 2004. Subject to its determination of safety and the likelihood of interference in construction, and subject to any applicable government regulations, Tenant may permit Subtenant access to the Premises prior to Completion. Tenant shall permit access to the Premises by Subtenant and its contractors for the purpose of constructing Subtenant's Work, as set forth in Exhibit D. Subtenant's status, and that of its contractors, during such pre-Commencement period shall be that of licensees.

          (b) Tenant reserves the right, exercisable no more frequently than once in every three years, at Tenant's sole cost and expense, to relocate the Premises to equivalent space (in terms of quantity, configuration, and Build-Out) elsewhere in the Building.

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          (c)  Notwithstanding anything contrary contained in the currently existing sublease agreement dated as of May 13, 1999, as amended (the "Old Sublease"), the parties hereby acknowledge and agree that, until the Commencement Date, Subtenant shall continue to occupy and use the premises (the "Old Premises") sublet under the "Old Sublease" from Tenant at a base rent rate of $14.50 per rentable square foot per year. The parties further agree that the term of the Old Sublease is hereby extended until the Commencement Date (as same may have been extended pursuant to the third sentence of section 1(a)), and that except as amended and modified by this Section 1(b), all provisions of the Old Sublease shall remain in full force and effect and this Section 1(b) shall be deemed to have amended the Old Lease accordingly. Notwithstanding the foregoing, if the Commencement Date has occurred but subtenant has not taken occupancy of the Premises, Tenant agrees to permit Subtenant to occupy the Old Premises, and to waive rent under the Old Sublease, for a period not to exceed ten business days, or until Subtenant sooner occupies the Premises.

          (d) The parties have agreed, based on their own surveys and inspections, that for purposes of this Sublease the Premises (Space A) comprises 31,355rentable square feet, and that Space BB comprises 1,354 rentable square feet. Said determination and agreement shall be binding and conclusive on the parties; no variation from such figure based on any physical measurement shall be admissible to affect the obligations of either party hereunder.

          (e) The Subtenant shall have the right, as its sole option, by giving unconditional notice thereof to the Tenant at least nine (9) months prior to the expiration of the Term, to extend the Term of this Sublease through February 14, 2011 (the "Extension Term") on the same terms and conditions as herein set forth, other than Base Rent, provided it is understood and agreed that such Extension Term shall be exercisable only if at the time of exercise there exists no material default on the part of the Subtenant under this Sublease which has not been cured within the time available for cure hereunder. Unless otherwise expressly agreed in writing, the failure to give such notice in a timely fashion as set forth above shall be deemed an irrevocable election on the part of the Subtenant not to exercise such extension option. The Annual Base Rent for the Extension Term will be the Fair Rental Value of the Premises as of the commencement of the Extension Term, as determined in accordance with the procedures set forth in Exhibit C attached hereto.

          (f) Upon the expiration of the existing sublease covering Space B, or upon any earlier expiration or termination of such sublease, then the space designated as Space B shall be added to the Premises upon Completion (as defined below) of the Space B Build-Out (as defined below), and Tenant shall make Space B available for Subtenant's occupation by no later than August 15, 2004 (the "Expansion Date"). Upon Completion and acceptance by Subtenant of Space B, the term Premises shall include Spaces A and B and Rent and all the provisions of this Sublease shall become immediately applicable thereto, the entire

          (g) Subject to the rights of other subtenants of Tenant, and to Tenant's own requirements for office space in the Building, Tenant agrees to give Subtenant a right of first offer for each and all spaces laterally contiguous to the Premises (each an "Available Space"), at such time as same may become available for sublease, on such terms as Tenant shall establish therefor. Tenant shall not for six months thereafter sublease such Available Space on terms

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whose aggregate value is less than eighty-five percent (85%) of the amount
Subtenant would have paid pursuant to the offer terms under this section.

          (h) Each party shall have the right, exercisable effective as of the end of the third full year of the Term, upon no less than nine months' advance written notice, to terminate this Sublease. If Subtenant exercises this right, it shall upon termination pay to Tenant the unamortized portion of the transaction costs of this Sublease ("Early Termination Charges"), including without limitation the cost of improvements on behalf of Subtenant, brokerage fees, and legal fees, plus an additional amount equal to two months' Rent at the rate for the said third year. If Tenant exercises this right, then upon termination Subtenant shall be relieved of any obligations hereunder for Rent beyond the date of termination, as well as for any other obligations hereunder not accrued as of the date of termination (including, without limitation, any Early Termination Charges), and Tenant shall refund Subtenant's Security Deposit, net of amounts for which Tenant may otherwise apply such Security Deposit pursuant to this Sublease.

          (i) It is expressly understood and agreed that this Sublease is subject to the Landlord's approval of this Sublease. Tenant shall use reasonable efforts to obtain such approval by the Landlord.

          (j) Tenant grants to Subtenant, as an appurtenance of the Premises but not as part thereof, the right to use 3.5 of the unreserved employee parking spaces adjacent to the Building, in the open lots or the covered garage, per 1000 square feet of the Premises occupied by Subtenant hereunder (i.e., 95 spaces as of the Commencement Date, increasing ratably to 109 spaces upon occupancy of the entire Premises). Visitor spaces, so designated, shall be available on a first-come-first-served basis to all tenants and subtenants of the Building.

     2. (a) Tenant hereby represents and warrants that the documents attached hereto as Exhibit A is a redacted copy of the Main Lease and all of its amendments thereto, and that no provision of the Main Lease that has been excised from the inspection copy contains matter material to Subtenant's obligations under this Sublease. Subtenant represents and warrants that it has had a full and complete opportunity to review an inspection copy of the Main Lease.

          (b) Subtenant hereby expressly agrees and covenants to the Landlord, who has given its consent in a separate document, and to the Tenant, that Subtenant assumes, is bound by and shall faithfully perform all of the obligations of the Tenant as tenant under the Main Lease, insofar as same affect the Premises or the parties' rights and obligations hereunder, except as otherwise expressly provided for herein. It is understood and agreed that the interest of the Subtenant hereunder and in and to the Premises is subject and subordinate to the Main Lease. It is further agreed that the relationship between, and rights of, the Subtenant and Tenant shall, except as expressly provided for herein, be governed by the Main Lease and that the Tenant specifically shall have all the rights granted to the Landlord under the Main Lease with respect to the enforcement of the provisions of this Sublease Agreement (including without limitation available remedies) and the termination hereof, and shall have all the privileges, immunities, and limitations of liability of the Landlord insofar as applicable to this Sublease, provided however, that the Tenant shall not be deemed to guarantee performance by the Landlord of its obligations under the Main Lease and the Tenant shall have no obligation to the Subtenant for any default in this Sublease Agreement caused by the default or any other act of the Landlord under the Main

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Lease. For avoidance of doubt, the foregoing sentence does not affect any obligations of Tenant hereunder undertaken directly to Subtenant, including without limitation the obligation to use reasonable efforts to intercede with Landlord set forth in section 7(a). It is further agreed that performance by Tenant of certain obligations hereunder may be conditional upon the performance by the Landlord of its obligations under the Main Lease, which obligations Tenant agrees to use reasonable efforts to enforce.

     3. (a) Subtenant covenants and agrees with Tenant to pay to Tenant as Base Rent during the term hereof, without prior notice or demand and without deductions, counterclaims or setoff, the annual sums set forth in the table below, payable in equal monthly installments as also set forth in such table, due on the first day of each month in advance, commencing on the Commencement Date. In the event that the Term commences or terminates on a day other than the first day of the month, the Rent for such period of less than a month, shall be calculated on a pro rata basis.

PERIOD                                     TOTAL RENT FOR PERIOD   MONTHLY INSTALLMENT
------                                     ---------------------   -------------------
2/16/04(1)-8/14/04 (Space A)                   $  258,678.75          $  43,113.13
8/15/04(2)-2/14/05 (includes Space B)          $  269,849.25          $  44,974.88
2/15/05-2/14/06                                $  556,053.00          $  46,337.75
2/15/06-2/14/07                                $  572,407.50          $  47,700.63
2/15/07-2/14/08                                $  588,762.00          $  49,063.50
2/15/08-2/14/09                                $  605,116.50          $  50,426.38

          (b) In addition to and concurrently with the Base Rent, Subtenant shall pay, as additional Rent, the following.

               (i) an assessment for electric usage, currently at the rate of $1.07 per rentable square foot, to be recalculated in February 2004 and annually thereafter;

               (ii) its proportionate share of real estate taxes and operating expenses calculated pursuant to the Main Lease, in excess of the amounts payable in respect of the 2004 fiscal year for taxes and calendar year 2004 for operating expenses, at such time as same shall be payable by Tenant to Landlord. For purposes hereof, Subtenant's proportionate share shall be eighteen and two-thirds percent (18.66%) with Space A only, and nineteen and forty-seven one-hundredths percent (19.47%) with Spaces A and B. Tenant covenants and agrees that Subtenant may, pursuant to a request delivered to Tenant within sixty (60) days of receipt of Tenant's notice of Subtenant's share of operating expenses and real estate taxes due, at its own cost and expense, audit and otherwise examine Tenant's records (including any pertinent data received from Landlord) supporting such calculations.

          (c) Certain amenities of the Building, such as after-hours HVAC and the use of the Quannapowitt Fitness Center, are subject to additional usage charges. After-hours HVAC shall be available upon reasonable advance notice to Tenant, at the rate of $50.00 per hour;

----------
(1)  Or Commencement Date, if later
(2)  Or other date Space B is added to Premises

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Fitness Center charges are determined by its management. The term "after-hours"
shall mean any time other than (i) 6:00AM to 6:00PM, Monday through Friday and
(ii) 8:00AM to 5:00PM on Saturday and Sunday.

          (d) Rent payable by Subtenant hereunder shall be paid to Tenant at the following address: Comverse, Inc., 100 Quannapowitt Parkway, Wakefield, Massachusetts 01880, or such other place as Tenant may from time to time designate in writing.

     4. Subtenant covenants and agrees to use the Premises for general office use and for no other purpose. During Subtenant's use and occupancy of the Premises, Subtenant shall comply with all of the provisions of the Main Lease and any Rules and Regulations thereunder, except to the extent inconsistent with the provisions of this Sublease. Except as otherwise set forth herein or in respect of Tenant's exercise of remedies for breach, each party shall comply with the other party's reasonable security regulations, and shall observe all requirements of security during and after hours. Subtenant acknowledges and agrees that except as may be otherwise expressly provided, e.g. Tenant's warranties with respect to Build-Out, the Premises are being leased to Subtenant in their "AS IS" condition (including Tenant's fixtures, improvements, furniture, equipment and personal property) and Tenant does not warrant and represent the adequacy or sufficiency of the Premises, the Building, the Common Areas, any improvements or furnishings therein or thereto or the real estate of which they constitute a part, or any part thereof, for Subtenant's present or future operations.

     5. (a) Except as contemplated in the Build-Out (as defined below), Subtenant shall not undertake or make any alterations, additions, improvements or changes in or to the Premises except in accordance with the terms of the Main Lease (including the requirement of Landlord's prior written consent) and with the prior written consent of Tenant, which consent shall not be unreasonably withheld or delayed (except insofar as such consent is contingent on approval or consent by Landlord), including, without limitation, Tenant's prior written approval of all plans, drawings and specifications relating to any such alteration, addition, improvement or change. Subtenant shall be permitted to utilize the office subdividers and wiring systems currently in place and to connect data and telephone wiring to Subtenant's own systems, and Subtenant shall further be entitled to use the existing telephone handsets. Subtenant shall not modify the electrical, telephone or data wiring in the Premises in such a manner as to prevent their ready reconversion to Tenant's use at the termination of the Sublease, and shall work with Tenant's telecommunications consultant to ensure that any configuration of Subtenant's telephone systems impedes neither Tenant's own system nor the reintegration of Subtenant's wiring into Tenant's system upon such termination.

          (b) All Subtenant's Work (as defined below) shall, except as otherwise expressly agreed in writing by Tenant, be performed at Subtenant's sole cost and expense and in full compliance with the Main Lease.

          (c) Tenant shall cause the Premises to be demised in accordance with the requirements hereof, and shall construct and improve each of Spaces A and B (or substitute thereof), in accordance with Exhibit D attached hereto and any other plans to be developed by Tenant and approved by Subtenant prior to construction commencement (each, a "Build-Out" and collectively, the "Build-Out"). To the extent set forth in Exhibit D as the responsibility of

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Tenant, the Build-Out shall be provided at Tenant's sole cost, except to the extent set forth in section 9. "Completion" with respect to each Build-Out that includes no Subtenant Work shall mean the earlier of (1) the sixth working day after Tenant has obtained and delivered to Subtenant a certificate of occupancy with respect to the applicable Space(s) and has made such Space(s) available for inspection by Subtenant (the "Inspection Period") and Subtenant had not reasonably objected to deeming such Build-Out complete; or (2) Subtenant's accepting delivery of such Space(s) as substantially complete, with mutually agreed to "punch list" items that do not materially interfere with Subtenant's occupancy of such Space(s), and that the Tenant shall make diligent efforts to complete within a reasonable time thereafter. "Subtenant (or Subtenant's) Work" with respect to any Build-Out or other improvements constructed by Subtenant during the Term, shall mean the work for which, pursuant to Exhibit D or any other applicable statement of work, Subtenant is responsible for performing or having performed the work in question. "Completion" with respect to any Build-Out that includes Subtenant Work shall mean the earlier of (3) the sixth business day after Tenant has notified Subtenant that it has substantially completed its work in connection with the Build-Out and the applicable Space is ready for the final portion of Subtenant's Work to commence, and has made such Space available for the Inspection Period, and Subtenant had not reasonably objected to deeming such Build-Out complete, or (2) Subtenant's acceptance of delivery of the Space in question as substantially ready for the commencement of Subtenant's Work, with mutually agreed to "punch list" items that do not materially interfere with Subtenant's Work, and that Tenant shall make diligent efforts to complete within a reasonable time following Subtenant's notification to Tenant that it has completed Subtenant's Work. Tenant shall be responsible for obtaining any necessary Certificate of Occupancy for the Space in question following completion of Subtenant's Work; any delay in obtaining such Certificate of Occupancy occasioned by Subtenant's failure to complete Subtenant's Work in accordance with the parties' agreed timetable shall not delay the addition of the Space in question to the Premises for purposes of Rent, but Subtenant shall not be permitted to occupy such Space in violation of the applicable regulations pertaining thereto..

          (d) Tenant shall furnish Subtenant no later than by the Commencement Date, at Tenant's sole expense, with building standard signage on the monument in front of the Building, in the lobby of the Building and at the fourth floor landing. Subtenant may at its own expense install signage at the entrance to the Premises. In addition, if the existing subtenant adjacent the Premises vacates the Building, or if for any other reason its existing garage signage is removed, then subject to Landlord and regulatory approval, Tenant grants Subtenant the right, at Subtenant's sole cost and risk, to signage on the Building garage similar to that of such vacating subtenant; provided, however that if Tenant executes a sublease with a third party that occupies more space in the Building than Subtenant, and such third party requests the right to garage signage, then Subtenant shall promptly upon notice from Tenant remove its garage sign, at its sole cost and expense..

          (e) Tenant represents and warrants that each Build-Out of a Space shall materially comply and conform to the applicable Build-Out specifications. Should such Build-Out, or any portions thereof, not materially conform or be in compliance, or contain latent defects (other than Building latent defects, liability for which Tenant hereby expressly disclaims), Tenant shall, at its option, repair or replace the non-complying, non-conforming or defective portion(s) of such Build-Out, in a manner and within a time period reasonably satisfactory to Subtenant.

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          (f)  Subtenant shall have access to all Building common areas and to the standard amenities of the campus of which the Building forms a part, including without limitation, restrooms located in common areas, elevators, the cafeteria at the Building, and the Quannapowitt Fitness Center, subject to the latter's standard charges.

     6. Subtenant shall, at its sole cost and expense, keep in full force and effect during the term hereof, with companies reasonably acceptable to Tenant and authorized to do business in the Commonwealth of Massachusetts, insurance of the types and in such limits as Tenant reasonably requires, including, but not limited to, public liability and property damage insurance. Subtenant acknowledges that Tenant has advised it that Landlord requires subtenants in the Building to maintain the same level and types of insurance that Tenant is required to maintain under the Main Lease, and that Tenant's requirements are therefore the same as those of Landlord. Subtenant shall, upon request by Tenant, furnish Tenant with a certificate of such policy or policies and thereafter with any renewals thereof. Such policies shall name Tenant and Landlord as additional insured parties and shall be primary and non-contributing with any insurance carried by Tenant. Said policies shall provide that they shall not be canceled or modified without thirty (30) days prior written notice to Tenant.

     7. (a) Subtenant shall, at Subtenant's sole cost and expense, keep the Premises, equipment, facilities, fixtures and furniture therein, neat, clean and in as good order, repair and condition as when Subtenant took possession or as the same may be put in during the term of this Agreement, ordinary wear and tear excepted, and shall perform all obligations of Tenant under the Main Lease with respect thereto, it being agreed and understood that Tenant shall not be required to repair or maintain any part or portion of the Premises. Except as may otherwise be provided in this Sublease, Tenant shall not now or at any time in the future be required to make any expenditures whatsoever with respect to the Premises otherwise required to be made by Landlord, and does not assume any obligation to perform the terms, covenants and conditions contained in the Main Lease on the part of Landlord to be performed. In the event that Landlord should fail to perform any of the terms, covenants and conditions contained in the Main Lease applicable to the Premises or in respect of Subtenant, Tenant's sole responsibility and liability shall be to use reasonable efforts to present Subtenant's requests, demands and claims, and facilitate discussions with Landlord. For avoidance of doubt, Tenant shall not be obliged to commence litigation against, or defend claims or litigation brought against Subtenant by Landlord.

          (b) Upon the expiration or earlier termination hereof, Subtenant shall deliver possession of the Premises to Tenant in as good order, condition and repair as when Subtenant took possession thereof or as the same may have been put in during the term hereof, ordinary wear and tear thereof excepted.

     8. (a) Subtenant shall comply with all of the requirements applicable to the Premises or any part thereof now or hereafter in force of all governmental authorities, and of insurance carriers for whose requirements Subtenant has been given notice. Subtenant shall indemnify Tenant and hold Tenant harmless from and against any loss, cost, damage, liability and expense by reason of failure to do so in any respect or by reason of any accident, injury (including death), loss or damage, resulting to person or property by reason of any act done or

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failure to act upon the Premises by Subtenant or Subtenant's agents, employees, invitees and/or contractors.

          (b) Neither Tenant nor its agents, employees or contractors shall be liable for any accident, injury (including death), loss or damage resulting to any person or property sustained by Subtenant or Subtenant's agents, employees, invitees and/or contractors, or any occupant of the Building or anyone claiming by or through them resulting from any latent defect in the Building or the Premises, or in any equipment or appurtenances in same, or resulting from any accident or occurrence in or about the Building or the Premises, or resulting directly or indirectly from any acts of negligence of any tenant or occupant of the Building, or of any personwhatsoever, unless such accident, injury, loss or damage was a result of Tenant's gross negligence or willful misconduct. All property of Subtenant, Subtenant's agents, employees, contractors and invitees, or of any occupant or user of the Premises shall be at the sole risk of such person only, and Tenant shall not be liable for any damage thereto except as aforesaid.

          (c) Subtenant agrees to indemnify and hold the Tenant harmless from and against any claim of the Landlord under the Main Lease, and against any claim for injury to persons, including death, and for property damage, arising out of the occupancy and use of the Premises by Subtenant, its officers, partners, employees, agents or invitees.

     9. As security for its obligations hereunder, Subtenant agrees to the following provisions:

          (a) Tenant shall retain the security deposit deposited by Subtenant pursuant to the Old Sublease (the "Security Deposit") in the amount of $112,560.50. The Security Deposit shall be held by the Tenant, without obligation for interest or otherwise, as security for the performance of Subtenant's covenants and obligations under this Sublease. It is expressly understood and agreed that such deposit is not an advance rental deposit or a measure of Tenant's damages in the case of Subtenant's default. Upon the occurrence of any event of default by Subtenant, Tenant may, from time to time, without prejudice to any other remedy provided herein or provided by law or equity, use such fund to the extent deemed necessary in Tenant's sole discretion to make good any arrears of Rent or other payments due Tenant hereunder, and any other damage, injury, expense or liability caused by such event of default. Subtenant hereby agrees to increase on demand the amount so applied in order to restore the Security Deposit to its original amount.

          (b) Tenant agrees to refund to Subtenant, within thirty (30) days following commencement of the fourth year of the Term, if the parties have not exercised their termination options pursuant to section 1(h), so much of the Security Deposit as exceeds one month's Base Rent for the fourth year of the Term, provided that Subtenant has theretofore timely paid all Rent and other obligations owing to Tenant hereunder, and is otherwise not in material breach of this Sublease beyond any applicable cure period.

     10. This Sublease, and the rights and obligations of all parties hereto, is subject to the condition precedent of the consent of Landlord to this Sublease, such consent to be in form and substance satisfactory to the Tenant.

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     11.  With respect to any damage or destruction by fire or other casualty, or any taking by eminent domain, the provisions of the Main Lease shall govern; it being understood that Tenant shall have the right, without Subtenant's consent, to make whatever elections are provided to Tenant under the Main Lease at Tenant's sole discretion.

     12. If Subtenant retains possession of the Premises or any part thereof after the termination of the term of this Sublease whether by lapse of time or otherwise without the express written consent of Tenant, which Tenant may withhold in its sole discretion unless otherwise expressly stated herein, Subtenant shall pay to Tenant, as an occupancy charge, an amount equal to twice the Rent and other sums required to be paid under this Sublease. In addition and without limiting any other rights and remedies which Tenant may have on account of such holding over by Subtenant, Subtenant shall pay to Tenant all direct and consequential damages suffered by Tenant on account of such holding over by Subtenant, including, without limitation, any costs and expenses which the Landlord charges to the Tenant on account thereof.

     13. (a) Subtenant shall not sublet (which term shall be deemed to include the granting of concessions and licenses and the like) the Premises, or any portion thereof, or in any way assign, transfer, mortgage or pledge this Sublease, or suffer or permit the same to be assigned or transferred by operation of law or otherwise; or permit the occupancy of the Premises by anyone other than Subtenant (collectively, an "assignment" and the other party an "assignee"), except in accordance with the following subsections of this section. Any such subletting or assignment in violation of said provisions shall be a material breach of this Sublease and shall be deemed null and void.

          (b) Subtenant may sublet the Premises, or any portion thereof, or assign this Sublease to a parent, subsidiary, company under common control with Subtenant, or its successor by merger or acquisition, subject to the consent of Landlord pursuant to the Main Lease, and of the Tenant, whose consent shall not be unreasonably withheld, conditioned or delayed; and in no case shall such subletting or assignment operate to relieve Subtenant of its obligations hereunder.

               (i) For purposes of this section, in the case of a proposed assignment to a successor of Subtenant by acquisition or merger, and without prejudice to any other reasonable determinations by Tenant, Tenant shall not be deemed to have withheld, conditioned, or delayed approval unreasonably if it concludes, based upon review of financial information it receives from Subtenant or the proposed successor, or otherwise acquires from third parties, that the proposed successor would have net worth, immediately following completion of the acquisition or merger, less than that of Subtenant immediately prior to such acquisition or merger.

          (c) Subtenant may engage in transactions to which this section relates with unrelated parties, subject to the prior consent of Landlord pursuant to the Main Lease, and of Tenant, whose consent shall not be unreasonably withheld, conditioned or delayed, provided that the following procedures are followed and the following criteria applied.

          (d) For purposes of implementing the requirements of this section 13, the parties agree to the following procedures:

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               (i)    Subtenant shall notify Tenant in writing no less than
     thirty (30) days prior to the effective date thereof of Subtenant's intent to so assign this Sublease or sublet the Premises and the proposed effective date of such subletting or assignment, shall furnish Tenant a copy of the proposed sub-sublease (for convenience called "sublease" and the other party a "subtenant") or assignment, and shall request in such notification that Tenant and Landlord consent thereto.;

               (ii) Tenant shall forward Subtenant's request to Landlord within one business day following receipt thereof from Subtenant, and shall complete its own review and notify Subtenant of its conclusion within ten business days following such receipt.

               (iii) Without limitation, Tenant shall not be deemed to have unreasonably withheld consent to the proposed transaction if the following conditions have not been met:

                      (A) the assignee or subtenant shall use the Premises only for the uses permitted to Subtenant hereunder;

                      (B) the proposed assignee or subtenant has a net worth and creditworthiness sufficient in Tenant's reasonable judgment to meet the obligations imposed by the assignment or the sublease (or meets the requirements of section 13(b) in the cases to which it applies);

                      (C) the proposed assignee or subtenant is not a direct competitor of Tenant, in Tenant's reasonable determination;

                      (D) the proposed assignee or subtenant is not currently a subtenant of Tenant in the Building or the campus of which the Building forms a part (except in cases to which section 13(b) applies);

                      (E) the business proposed to be conducted by the assignee or subtenant is of a character compatible with the other tenants and subtenants within the Building or the campus of which the Building forms a part;

                      (F) the operations of the proposed assignee or subtenant will not excessively burden the Building systems, parking and common areas and facilities of the Building or require excessive administration on the part of Tenant.

                      (G) the proposed assignee or subtenant has not fully undertaken all Subtenant's obligations under this Sublease and corresponding obligations under the Main Lease pertinent to the nature of the subleased or assigned portion of the Premises (which in cases to which section 13(b) applies may be by operation of law).

                      (H) Subtenant has not remained fully and primarily liable to Tenant for its obligations under this Sublease irrespective of any assignment or sublease (except in cases to which section 13(b) applies and Subtenant will not continue as an entity with substantial assets).

               (iv) If Tenant consents to the proposed transaction, then Subtenant may conclude same following receipt of Landlord's consent. If Landlord's consent imposes conditions in addition to those imposed by Tenant, such additional conditions shall be deemed incorporated into Tenant's consent. If Landlord's consent imposes conditions that are inconsistent with those imposed by Tenant, then Tenant's consent shall be deemed revoked, and the parties and Landlord shall endeavor to harmonize the terms of consent.

               (v) If Tenant declines consent, then the parties, through Subtenant's Chief Financial Officer and Tenant's Assistant Vice President for Facilities, shall confer within five business days following Tenant's notice declining consent, to seek resolution. If within ten business days following such notice the parties cannot reach agreement on terms that would make the proposed transaction acceptable to Tenant, then if Subtenant nevertheless proceeds with the proposed transaction, the provisions of this Sublease and the Main Lease as incorporated herein with respect to material breach shall apply, except that Tenant shall take no action with respect to seeking eviction of Subtenant for a period of thirty (30) days following the consummation of a proposed transaction to which section 13(b) applies.

          (e) Subtenant shall furnish Tenant with any information reasonably requested by Tenant to enable it to determine whether the proposed assignment or subletting complies with the foregoing requirements, including without limitation, financial statements relating to the proposed assignee or subtenant.

          (f) Subtenant shall, as Additional Rent, reimburse Tenant promptly for Tenant's reasonable legal expenses incurred in connection with any request by Tenant for such consent. If Tenant consents thereto, no such subletting or assignment shall in any way impair the continuing primary liability of Subtenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Tenant's written approval in the case of any other subletting or assignment.

          (g) If for any assignment or sublease consented to by Tenant hereunder Subtenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder, or in case of sublease of part, in excess of such rent fairly allocable to the part, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account and after deduction for reasonable marketing expenses of Subtenant in connection with the assignment or sublease (i.e., brokerage commissions, legal fees, architects and engineers fees, and amortized costs of improvements for a subtenant amortized over the sublease term), to pay to Tenant as additional Rent fifty (50%) percent of the excess of each such payment of rent or other consideration received by Subtenant promptly after its receipt.

          (h) If Subtenant presents to Tenant a request for consent to any subletting or assignment, other than one to which section 13(b) relates, and Tenant reasonably determines that the portion of the Premises affected thereby is needed for Tenant's internal use, then in lieu of consenting to the assignment or subletting, Tenant may opt, within the period set forth above for its approval, to terminate the Sublease as to the portion of the Premises, from and after the proposed effective date presented by Subtenant, and the provisions of the last sentence of section 1(h) shall apply ratably to the portion of the Premises thereby affected. Except as set forth in this subsection, if Tenant rejects a proposed assignment or subletting, Tenant shall not for one year thereafter sublet equivalent space to the rejected sub-subtenant or assignee.

          (i) If at any time during the term of this Sublease, there is a name change, reformation or reorganization of the Subtenant entity, Subtenant shall so notify Tenant and deliver evidence reasonably satisfactory to Tenant documenting such name change, reformation or reorganization. If, at any time during the term of this Sublease, there is a transfer of a controlling interest in the stock, membership or general partnership interests of Subtenant, Subtenant shall so notify Tenant and (whether or not Subtenant so notifies Tenant) such transfer shall be deemed an assignment subject to sections 13 (a) and (b). This paragraph shall not apply if the Subtenant is a corporation and the outstanding voting stock thereof is listed on a federally registered securities exchange.

     14. Unless otherwise directed by the Tenant thirty (30) days prior to the expiration of this Sublease, the Subtenant shall, before the end of the Term and at its own expense: (a) remove all partitions and improvements to the Premises that can be removed without material injury to the Premises, except for the partitions that were in place at the Commencement Date; (b) repair all injury done by such installation or removal; and (c) restore and surrender the Premises to the condition they were in at the beginning of the Term, reasonable wear and tear thereof excepted. All property of Subtenant remaining on the Premises after the expiration of this Sublease Agreement shall be deemed abandoned.

     15. The Tenant hereby reserves the right to enter onto the Premises during business hours from time to time to ascertain whether the Subtenant is in compliance with the provisions of this Sublease Agreement; provided that except in cases of emergency Tenant gives Subtenant reasonable prior written notice of such entry. Except in cases of emergency, such entry of the Premises by Tenant shall be subject to Subtenant's security procedures, which security procedures may include without limitation requirements that Tenant's entry into certain areas of the Premises be accompanied by a representative of Subtenant (unless Subtenant shall refuse such accompaniment). Tenant shall exercise its rights hereunder so as to minimize any material adverse effect on Tenant's conduct of its business in the Premises, that are otherwise not in violation of this Sublease or that contribute to a hazard or emergency condition.

     16. (a) The Tenant warrants and represents that it is not in any default and does not have knowledge of any Landlord defaults under the Main Lease; that the Main Lease is in full force and effect and that the Tenant has a good right to sublease its interest in the same as herein provided, subject to the written consent of the Landlord; that the leasehold interest of the Tenant is not encumbered; and that the Tenant has done nothing to defeat or impair this Sublease Agreement. The Tenant further warrants and covenants that it will comply with all of its obligations and restrictions under the Main Lease material to this Sublease, including without limitation paying all rents as they become due under the Main Lease and that the Subtenant, upon the performance of its obligations hereunder and subject to the provisions hereof, shall for the term hereof with respect to the Premises, succeed to all rights of Tenant under the Main Lease and will have quiet possession and enjoyment of the Premises; provided, however, that Subtenant has no right and by this Sublease Agreement is granted no right to exercise any right to extend the term or right to expand the Premises which may have been granted by Landlord to Tenant under the Main Lease or any extension or amendment thereof;. If any provisions of this Sublease shall be in violation of the provisions of the Main Lease, the provisions of the Main Lease shall be deemed to limit the provisions hereof. It is expressly understood and agreed, however, that nothing stated in this Section 16 shall be deemed to confer upon the Subtenant any greater rights than are set forth herein or in any document incorporated herein by reference, nor limit any of the Subtenant's obligations hereunder or in such incorporated documents.

     17. Subtenant agrees to do nothing which will subject the Main Lease to termination by the Landlord under the provisions of the Main Lease, and it is further agreed that if the Subtenant is in default of the provisions of the Main Lease, the Tenant may, in accordance with the applicable provisions of the Main Lease, but need not, cure said default specifically on behalf of and for the account of the Subtenant but in which case all reasonable costs, damages, and expenses incurred by the Tenant in connection therewith shall be paid to the Tenant by Subtenant immediately upon Tenant's demand therefor as additional rent hereunder. In addition to any terms of the Main Lease governing rights to cure Subtenant's defaults that have been incorporated herein mutatis mutandis, by curing the Subtenant's default on its behalf and count, as aforesaid, the Tenant shall not be deemed to have waived any of its rights nor have released the Subtenant from any of its obligations under this Sublease Agreement. In the event that the Main Lease is terminated by the Landlord by reason of Subtenant's default, the Subtenant shall indemnify and hold the Tenant harmless from such damages as Tenant may become liable to pay under the Main Lease resulting from such default, plus all other expenses and costs related thereto, including, without limitation, reasonable attorney's fees.

     18. All notices to be given under this Sublease Agreement shall be hand delivered or sent by prepaid registered mail, overnight courier, return receipt requested, or by hand, and if addressed to the Subtenant shall be sent to the Premises, and if addressed to the Tenant shall be sent addressed to Comverse, Inc., 100 Quannapowitt Parkway, Wakefield, Massachusetts 01880, USA, Attention:
Director of Facilities, unless in either case a different address is specified by either party to the other in writing by prepaid registered mail, return receipt requested.

     19. If any provision of this Sublease Agreement, or the particular application thereof, shall to any extent be held invalid or unenforceable by a court of competent jurisdiction, the invalidity of such provision shall not be deemed to affect the validity of any other provision of this Sublease Agreement. Such invalid provisions shall be deemed to be stricken from this Sublease Agreement, which shall otherwise continue in full force and effect in all respects.

     20. This Sublease Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives, but this provision shall not operate to permit any assignment, subletting, mortgage, lien, charge, or other transfer or encumbrance contrary to the provisions of this Sublease.

     21. This Sublease Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     22. All capitalized terms used and not otherwise defined herein shall have the same meaning herein as affixed to them in the Main Lease.

     23. No modification, waiver or amendment of this Sublease or of any of its conditions or provisions shall be binding upon Tenant unless the same be in writing and consented to by Tenant.

     24. Subtenant's use of the Premises will not result in or involve the use, generation, manufacture, refining, transportation, treatment, storage, handling or disposal of, or the conduct or performance of any activity in connection with, any hazardous substance or hazardous waste, as such terms are defined under state or federal law, which would subject the Premises or Tenant to any liability, including damages, penalties or fines, or any lien on the Premises under such laws or regulations. Subtenant shall indemnify and hold harmless Landlord and Tenant, their respective directors, officers, partners and any of their respective employees, from and against all costs incurred (including without limitation amounts paid pursuant to penalties, fines, orders), arising out of any claim made by Federal, State or local agencies or departments or private litigants or third parties with respect to violations by Subtenant, its agents or employees of environmental or health laws, rules, regulations, orders or common law, provided such violations are caused by Subtenant or are related to Subtenant's use of the Premises. For its part, Tenant represents that it has not in connection with its use and occupancy of the Premises brought any hazardous materials into the Premises or the Building in violation of the Main Lease.

     25. Tenant and Subtenant, for themselves and on behalf of their respective agents, affiliates, successors and assigns, covenant and agree that during the period of time beginning with the execution of this Sublease and ending one year after expiration or termination hereof or of any renewal hereof, neither party shall directly or indirectly solicit for the purpose of employment, or employ as employee or "contract employee" any employee of the other in the Commonwealth of Massachusetts. If at any time this provision is found to be overly broad under the laws of an applicable jurisdiction, then this provision shall be modified as necessary to conform to such laws rather than be stricken. This section shall not apply to general solicitations of employment made by a party and not directed specifically, by publication, email, posting, or otherwise, at employees of the other party, or to employment of any person in response to such a general solicitation.

     26. Tenant and Subtenant, for themselves and on behalf of their respective agents, affiliates, successors and assigns, covenant and agree to keep the terms of this Sublease Agreement and all negotiations relating hereto in strictest confidence and agree not to disseminate or disclose any such information to any third party, with the exception of (a) their agents, representatives, counsel and accountants, affiliates, successors and assigns, potential investors, lenders acquirers or acquirees, provided that the foregoing shall have been placed under obligations of confidentiality, substantially similar to those contained herein; (b) the Landlord and (c) to the extent required to be disclosed by law or by the order of the court or government agency which has jurisdiction over such party. If any person otherwise within the exception to clause (a) above shall refuse to be placed under obligation of confidentiality, and such refusal is customary within such person's trade or business, then the party affected shall so notify the other, with relevant particulars, and the parties agree to confer and stipulate conditions of disclosure such that the requested party shall not unreasonably withhold, condition or delay consent to the disclosure of the minimum amount of information to which this section relates as may be necessary for the person refusing confidentiality to perform his or her customary business functions, and for the party granting consent to monitor disclosures of such information.

Neither Tenant nor Subtenant shall issue any press release or other public statement or otherwise make known to the media the terms of this Sublease Agreement or any negotiations in connection herewith, without the prior written consent of the other party. Each party acknowledges and agrees that the other party cannot and will not be responsible for the actions of third parties who may choose to advertise or make a public statement regarding this transaction.

     27. The parties warrant and represent to each other that neither has dealt with any broker or other contingently compensable third party in connection with this Sublease other than Richards Barry Joyce & Partners and Grubb & Ellis (collectively, the "Broker") and, each party agrees to indemnify the other against any other brokerage claims against the indemnitee arising by virtue of this Sublease. Tenant agrees to pay any brokerage commissions due and owing to the Broker arising by virtue of this Sublease, including a fee to Grubb & Ellis not to exceed $1.00 per rentable square foot of the Premises per year of the Term, and a reasonable fair market brokerage fee for any renewal or expansion in which said broker has actively participated on behalf of Subtenant.

WITNESS the execution hereof under seal this 29th day of October, 2003.

COMVERSE, INC.                            PICIS, INC.


By:   /s/ Brian E. Heffernan              By:  /s/ R. S. Lentz
     ---------------------------------        ----------------------------------
Name:  Brian E. Heffernan                 Name:  R. S. Lentz
      --------------------------------          --------------------------------
Title:  Assitant General Counsel          Title:  CFO
       -------------------------------           -------------------------------

                                    EXHIBIT A
                                   MAIN LEASE

                             (SEE SEPARATE DOCUMENT)

                                    EXHIBIT B
                                PLAN OF PREMISES

                                 (SEE NEXT PAGE)

                                    EXHIBIT C
                        CALCULATION OF FAIR RENTAL VALUE

(1) Tenant shall notify Subtenant in writing of Tenant's proposed Base Rent for the Premises during the first year of the Extension Term no later than ten months before the expiration of the initial Term.

(2) If Subtenant does not accept Tenant's proposal as previously delivered, then at the time of its election to extend the Term, Subtenant shall notify Tenant of its estimate of Fair Rental Value for the Premises. During the thirty days after Subtenant gives such notice, Tenant and Subtenant shall attempt to agree as to the Fair Rental Value for the Premises as of the beginning of the fifth year of the initial Term. Within fourteen (14) days after the expiration of such 30-day period, Tenant shall give written notice to Subtenant stating that Tenant either (i) accepts Subtenant's estimate of Fair Rental Value, or
(ii) elects to submit the determination of Fair Rental Value to appraisal in accordance with the following provisions.

(3) Within ten (10) days after Subtenant receives Tenant's notice of its election to submit the determination of Fair Rental Value to appraisal, Tenant and Subtenant shall each choose an appraiser. If either party fails to choose an appraiser within such time, the Fair Rental Value will be determined by the appraiser chosen by the other party. All appraisers shall be impartial individuals having at least five (5) years experience in appraising commercial real estate in the vicinity of the Premises. "Fair Rental Value" shall be determined on the basis of then current rentals of comparable quality office space in the commercial/industrial market area located within a ten (10) mile radius of the Building, taking into account, without limitation, such considerations as size, location, age, construction, economic conditions, concessions and inducements to rent, and build-out allowances. Each appraiser shall prepare an appraisal report and submit it to the party that hired it within forty-five (45) days after Subtenant's receipt of such notice from Tenant. Each party shall promptly deliver a copy of its appraiser's report to the other party.

(4) If the two appraisals of Fair Rental Value are within fifteen percent (15%) of each other, then the average of the two appraisals shall be the Fair Rental Value for the Premises. If the two appraisals are not within fifteen percent (15%) of each other, then within seven (7) days after receipt by Tenant and Subtenant of both appraisal reports, the appraisers selected by Tenant and Subtenant shall agree on a third appraiser to determine Fair Rental Value. If the appraisers are unable to agree on the third appraiser within such time, then the third appraiser shall be chosen by the President of the County Real Estate Board for the county in which the premises are located. The third appraiser shall not perform a third appraisal, but shall, within thirty (30) days after his or her designation, select one of the two appraisals already performed as his or her determination of the Fair Rental Value. The decision of the third appraiser shall be conclusive, and shall be the Fair Rental Value for the Premises.

(5) Each party shall pay the costs of its appraiser and one-half of the cost of the third appraiser.

(6) After the Fair Rental Value has been determined in accordance with this Section (either by Tenant's acceptance of Subtenant's calculation of Fair Rental Value or the determination of the Fair Rental Value through the appraisal process), Subtenant shall have fourteen (14) days from said date to determine whether to rescind its exercise of the applicable Extension Option.

                                    EXHIBIT D

                            100 QUANNAPOWITT PARKWAY
                              WAKEFIELD OFFICE PARK

            BUILD-OUT FOR EACH OF THE SPACES INCLUDED IN THE PREMISES

                         [SEE ATTACHED BUILD-OUT PLANS]

                            100 QUANNAPOWITT PARKWAY
                              WAKEFIELD OFFICE PARK
                                 TENANT BUILDOUT

THE FOLLOWING BUILD OUT REQUIREMENTS SHALL APPLY TO ALL OF THE PREMISES, UNLESS EXPRESSLY SPECIFIED OTHERWISE:

1.   FLOORING

     a. An allowance of $20.00/SY will be provided on an installed basis for all new offices to be constructed as well as the open area. Subtenant will be responsible for cost differential between the final, approved carpet and the allowance amount. Carpet in existing offices shall remain. Carpet will be patched as required in all in areas where wall demolition occurs.

     b. Vinyl Composition Tile (VCT) will be provided or remain in the following rooms:

               1.   Kitchenette
               2.   Mailroom
               3.   Copy Room (next to Kitchenette)
               4.   Storage Room (next to Data Center)
               5.   Data Center
               6.   IT Lab

     c. 4" vinyl base (Johnsonite or equivalent) will be provided on all partitions and where new flooring is provided. Vinyl base is to be either "cove" style (with vinyl flooring) or "straight" (with carpeted flooring).

2.   CEILINGS

     Ceilings will be 2'-0" x 2'-0" textured acoustic lay-in tile, height and texture to match rest of Building. All damaged tiles to be replaced.

3.   PARTITIONS

     a. Interior partitions (with the exception of those noted in 3.B) within the premises (Spaces A and B) will be 2"x4" metal studs with one layer of 518" gypsum board on each side. Partition will extend from floor to underside (visible side) of acoustic tile ceiling. The total linear footage of interior partitions provided within this allowance shall be built for all spaces per plan dated 8/18/03, A101.

     b. Demising partitions and non-rated corridor partitions (Space A), as well as partitions related to the Data Center and IT Lab (both in Space A), Training Room (Space B), will be 2"x4" metal studs with one layer of 5/8" gypsum board on each side. Both layers of drywall will extend from floor to underside of structure above, subject to the requirements of the buildings air conditioning system, and the partition to be filled with 3" of compressed fiberglass sound insulation. The total linear footage of interior partitions provided within this allowance shall be built for all spaces per plan dated 8/18/03, A101.

4.   DOORS

     a. Tenant will provide doors and doorframes for offices, conference rooms, and other spaces as plan dated 8/18/03, A101 specifies.

     b. All doors, with the exception of the Subtenant's main entry double doors, will match existing Comverse 4th floor buildout. Subtenant's main entry door will be of similar specifications and include an inlaid glass panel.

     c. Doorframes will be hollow metal, knockdown frames. Hardware will include one standard duty, lever handle latch set, one doorstop, Arrow cylinder locksets (or Comverse-approved equal), and Stanley hinges (or Comverse-approved equal). Tenant will provide one (1) 36" sidelight, glass and frames, for each new exterior wall office.

5.   PAINTING

     a. All existing wall surfaces shall receive one coat of eggshell finish latex paint to match existing colors. All new walls shall receive primer and two coats of eggshell finish latex paint, to match existing standard wall color. Paint will be Benjamin Moore or Comverse-approved equal.

     b. All door frames and sidelights shall receive one coat of semi-gloss enamel to match existing color.

6.   LIGHTING

     a. Tenant will provide 2' x 4' recessed parabolic fluorescent fixtures, per building standard (with the exception of where specified in 10). In areas of demolition or construction, lights will be relocated as required.

     b. Tenant will provide one single-pole light switch per new office, conference rooms, and all auxiliary spaces.

7.   ELECTRICAL OUTLETS

     a.   Tenant will provide the following:

          i. standard non-dedicated duplex wall outlets (120V, 15 amp) with faceplates including; two (2) duplex electrical outlets per typical office and Reception Area, three (3) duplex electrical outlets in Kitchenette and mailroom, and four (4) duplex electrical outlets within the boardroom. Eight (8) duplex electrical outlets per circuit. In addition, Tenant will provide One (1) dedicated duplex outlet (20A, 120V) and one (1) non-dedicated duplex outlet (20A, 120V) in each of the satellite copy/fax areas and one (1) dedicated outlet (20A, 208V) to be provided in a location to be determined by subtenant.

          ii. Six (6) non-dedicated quad wall outlets (120V, 15 amp) with faceplates will be provided for Training Rooms (Spaces A and B) in a location to be specified by Subtenant. Two (2) quad electrical outlets per circuit. In addition, one (1) non-dedicated duplex outlet will be installed on each wall.

          iii. Ten (10) non-dedicated quad wall outlets (120V, 15 amp) with faceplates will be provided for data center and IT Lab. Four (4) duplex electrical outlets per circuit.

          Electrical work will be provided to meet the requirements of state, local and building codes.

     b. Tenant shall be responsible for electrical distribution to the workstations. Electrical service to workstations/furniture shall be wall/column fed where possible or fed by power poles.

     c. Additional electrical outlets beyond the above scope, if requested by Subtenant, shall be furnished and installed at the Subtenant's expense.

     d. Subtenant shall be provided an allocation of the existing back-up generator up to a maximum of 76 amps @ 277/480 Volt, 3 phase, 4 wire. Distribution from the generator to the Subtenant space as well as any transformers necessary shall be the sole expense of the Subtenant.

8.   CUBICLE FURNITURE

     a.   Tenant shall provide the following:

          One hundred and seventeen (117) 8'x6' used Herman Miller, A02 Workstations, 67" high. Fabric to be Heather Blue, Medium, trim is Inner Tone Light. Each workstation to be constructed according to the following specification:

          -  48" opening to be on the 6' side of the work surface
          -  (1) 48"x24" work surface, finish: Frosted Inner Tone Light.
          -  (1) 48"x48" comer work surface, finish: Frosted Inner Tone Light.
          -  (1) 24"x24" work surface, finish: Frosted Inner Tone Light.
          -  (1) 48" long overhead bin with task light, finish: Inner Tone Light.
          -  (3) 48" bookshelves, wall mounted, finish: Inner Tone Light.
          -  (1) 48" tool bar w/ standard paper management, finish: Inner Tone Light.
          -  (1) File/File pedestal, floor standing, finish: Inner Tone Light
          -  (1) Box/Box/File pedestal, floor standing, finish: Inner Tone Light

     b. Tenant shall install each workstation as specified above, with the exception of workstations located along the lakeside windows that are to have lower profile panels at a height to be determined and specified by the Subtenant. All costs associated with customizing panels, layouts, or components shall be at Subtenants sole cost.

     c. Tenant shall provide all necessary hardware and locksets for each workstation.

9.   OFFICE FURNITURE

     Tenant shall provide and install used Herman Miller U-Shaped gray laminate office furniture for offices, to the extent of available "Andover" inventory.

10.  UPGRADED FINISHES

     Any additional costs associated with upgraded finishes beyond those specified in this document are to be at Subtenants sole cost and shall be specified at the time provided below.

11.  TELEPHONE/DATA OUTLETS

     Tenant will provide an allowance of $20,000 towards all costs associated with the purchase and installation of all telephone and data wiring as well as demolition of existing cabling.

     Installation of all telephone and data wiring, which shall meet the requirements of the Massachusetts Electrical Code and the local building and electrical inspectors, is the responsibility of the Subtenant and its tel/data contractor. Installation shall take place (1) during the period from November 13, 2003 until December 15, 2003 and (2) after Comverse has substantially completed its construction responsibilities and Subtenant has accepted the space as ready for its work to begin (on or about January 11, 2004). Additional access times may be granted subject to mutually acceptable coordination of effort among the parties, the general contractor, and Subtenant's tel/data contractor. The parties further agree that a period of three weeks is adequate following Comverse's completion for Picis to complete its tel/data work.

12.  SPRINKLERS

     Sprinkler heads will be provided to meet code requirements for all areas. Any special sprinkler needs shall be the responsibility of the Subtenant.

13.  COOLING AND HEATING

     Existing HVAC system within spaces A and B shall be reconfigured to correspond with subtenant's layout per Drawing A 101 of 8/18/03.

     Tenant shall provide and install one (1) 8-ton supplemental air conditioning unit. Unit to be specified by Tenant.

14.  MILLWORK

     All additional millwork at Subtenant's expense and to be specified at the time stated below

15.  TIME FOR SPECIFICATION OF SUBTENANT OPTIONS

     Subtenant shall specify its requirements for all items to be determined by it hereunder, and for any optional work provided for herein, in writing, no later than November 15, 2003.

16.  CHANGE ORDERS

     a.   All change orders requested by Subtenant:

          i. shall be in writing and given to Comverse's Manager of Facilities;

          ii.  shall be undertaken at Tenant's discretion;

          iii. shall be considered by Tenant within five business days following receipt of Subtenant's request, with a response to include any cost and scheduling impact;

          iv. shall require Subtenant to bear any additional costs for charges of the architect.

     b. Change order procedure to apply to changes in requirements submitted for Subtenant optional items or discretionary determination after November 15, 2003 or that vary from the space plan described in Drawing A 101 of 8/18/03.

                             AMENDMENT 1 TO SUBLEASE

     THIS AGREEMENT is made this 10 day of November, 2004 (the "Signature Date"), between Comverse Technology, Inc., a New York corporation, acting through its agent Comverse, Inc. ("Tenant") and Picis, Inc., a Delaware corporation ("Subtenant").

                                 WITNESSETH THAT

WHEREAS the parties have heretofore entered into a Sublease Agreement dated October 29, 2003 (the "Sublease"); and

WHEREAS the parties desire to amend the Sublease;

Now, THEREFORE, for and in consideration of their mutual agreements herein contained, the parties hereto hereby agree as follows:

1. All capitalized terms not specifically defined in this Amendment shall have the same meanings as in the Sublease.

2. The effective date of this Amendment shall be December 15, 2004 (the "Effective Date"); provided, however that this Amendment shall not become effective until and unless both parties have received the written approval hereof from the Landlord, in form and substance reasonably satisfactory to the parties.

3. From and after the Effective Date the Premises as described in the Sublease shall comprise 50,528 rentable square feet, including the Premises occupied by Subtenant prior to the Effective Date, plus: (i) the space originally designated as Space B on the plan attached to the Sublease as Exhibit B thereof, comprising approximately 1,354 rentable square feet on the fourth floor of the building, marked as area B on the plan attached as Exhibit B-1 hereto; (ii) an area of approximately 2,523 rentable square feet on the fourth floor of the Building, marked as area A on the plan attached as Exhibit B-1 hereto; (iii); a space comprising 4,504 rentable square feet on the third floor of the Building, marked as area C on the plan attached as Exhibit B-1 hereto; and (iv); a space comprising 10,792 rentable square feet on the third floor of the Building, marked as area D on the plan attached as Exhibit B-1 hereto; all such additional spaces hereinafter called the "Expansion Space."

4. Base rent for the areas of the Expansion Space described above will begin as follows: (i) with respect to areas A, B and C, on the earlier of either December 15, 2004 or the date Picis (Subtenant) moves into areas A, B, and C; (ii) with respect to area D, on June 1, 2005.

5. The Term of the Sublease is hereby extended until and through the dose of business on January 31, 2011.

6.   Sections 1(d), 1(e) and 1(f) of the Sublease are hereby deleted.

7. Section 1(g) of the Sublease is hereby amended by adding after the word "Premises" the phrase "or on the third floor of the Building".

8. Section 1(h) of the Sublease is hereby amended by replacing the phrase "nine months" with "twelve months".

9. Section 1(j) of the Sublease is hereby amended by deleting the parenthetical phrase therein. As of the Effective Date, the number of unreserved parking spaces allocated to Subtenant shall be 177.

10. Section 3(a) of the Sublease is hereby amended as of the Effective Date by changing the rent table to be and read as follows:

     PERIOD                   TOTAL BASE RENT FOR PERIOD    MONTHLY INSTALLMENT
     ------                   --------------------------    -------------------
     2/16/04-12/14/04                $  431,131.25             $  43,113.13
     12/15/04-2/15/05                $  109,274.00             $  54,637.00
     2/16/05-5/31/05                 $  197,024.33             $  56,292.67
     6/1/05-1/31/06                  $  572,650.67             $  71,581.33
     2/1/06-1/31/07                  $  884,240.00             $  73,686.67
     2/1/07-1/31/08                  $  909,504.00             $  75,792.00
     2/1/08-1/31/09                  $  934,768.00             $  77,897.33
     2/1/09-1/31/10                  $  960,032.00             $  80,002.67
     2/1/10-1/31/11                  $  985,296.00             $  82,108.00

11. For purposes of section 3(b)(ii) of the Sublease, additional Rent for the Expansion Space shall be calculated based on increases in real estate taxes above fiscal year 2005 for the Town of Wakefield, and increases in operating expenses over calendar year 2004. Subtenant's proportionate share with respect to the Expansion Space is 11.4%, and for the entire Premises, including the Expansion Space, is 30.0%.

12. By the Effective Date, Tenant shall cause the Expansion Space to be demised in accordance with the requirements hereof. The parties acknowledge that in lieu of constructing improvements to the Expansion Space, Tenant shall reimburse Subtenant an amount up to $191,730 against Subtenant's cost of constructing improvements, in the manner set forth in section 13 below. Any such improvements shall be approved in advance by Tenant and Landlord in accordance with the otherwise applicable provisions of the Sublease and Main Lease.

13.  The Tenant Improvement reimbursement is apportioned as follows;

     a) Area A, B & C - reimbursable based upon invoice presented after Signature Date enclosing evidence of incurred expenses, not to exceed $83,810.

     b) Area D - reimbursable based upon invoices presented after April 1, 2005 enclosing evidence of incurred expenses, not to exceed $107,920.

14. For purposes of section 14 of the Sublease, Subtenant shall be required to restore the Expansion Space only to the condition in which they were constructed in conformity with the plans approved pursuant to section 12 of this Amendment, reasonable wear and tear thereof excepted.

15. Tenant shall be responsible for payment of Subtenant's Broker in accordance with fee letter agreement dated as of July 16, 2003, executed between Tenant and Subtenant's Broker.

16. All other provisions of the Sublease not modified by this Amendment shall remain in full force and effect.

17. This Amendment shall not become effective until and unless the Landlord have given its consent thereto.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as an instrument under seal by their respective duly authorized representatives as of the date first above written.

COMVERSE TECHNOLOGY, INC.                 PICIS, INC.
BY COMVERSE, INC., AS AGENT


By:   /s/ Brian E. Heffernan              By:  /s/ R. S. Lentz
     ---------------------------------        ----------------------------------
Name:  Brian E. Heffernan                 Name:  R. S. Lentz
      --------------------------------          --------------------------------
Title:  Assitant General Counsel          Title:  CFO
       -------------------------------           -------------------------------

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